Golden Phoenix Appoints Geologist Hans Rasmussen to Board of Directors

SPARKS, NV, MARCH 15, 2011 – Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) is pleased to announce that on March 15, 2011, its Board of Directors appointed Mr. Hans Rasmussen M.Sc. to fill the vacant seat currently available on the Company’s Board, effective immediately.

"The appointment of Hans Rasmussen to our Board of Directors provides the Company with geological expertise of the highest caliber,Ó stated Tom Klein, CEO of Golden Phoenix. ÒHans has served on our Technical Advisory Committee and can now focus his 27 years of experience as a geologist and geophysicist to assisting our Board as an Independent Director."

Mr. Rasmussen brings nearly three decades of professional experience in the mining industry to the Golden Phoenix Board. He is President, CEO and Director of Columbia Crest Gold Corp., a Vancouver-based company focused on acquisition of large-scale gold exploration projects in South America. Mr. Rasmussen has held senior positions with mining exploration companies in North and South America and has worked as a consultant with clients that included Teck Cominco Ltd., Quadra Mining Ltd. and Mansfield Minerals Inc. His experience includes conducting and managing all geological and geophysical aspects of exploration, commercial transactions and investor relations. His prior employment included four years with Newmont Exploration Ltd., and 12 years with the Kennecott Exploration / Rio Tinto group, including three years as Country Manager of Argentina and Bolivia. Most recently, Mr. Rasmussen was Chief Geophysicist with White Knight Resources.

Mr. Rasmussen is an active member of the Society of Exploration Geologists, Northwest Mining Association and the Geologic Society of Nevada. He graduated with a Master of Science from the University of Utah, and holds Bachelor of Science degrees in geology and physics from Southern Oregon State College. Mr. Rasmussen is also a Director of Pachamama Resources Ltd. and StoneShield Capital Corp.

Mr. Klein concluded: "Golden Phoenix’s business model of royalty mining and project diversification continues to attract strong leadership. Our growing team of experts is helping us build a solid foundation to achieve the next level of our anticipated growth."

Please visit the Golden Phoenix website at:  www.golden-phoenix.com.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and mining superior precious and strategic metal deposits throughout North, Central and South America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is a 30% joint venture partner with Scorpio Gold on the Mineral Ridge gold and silver property near Silver Peak, Nevada, and owns the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada. Golden Phoenix has an option to earn an 80% interest in the Vanderbilt Silver and Gold Project, and the Coyote Fault Gold and Silver Project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada. Golden Phoenix has entered into a Memorandum of Understanding to acquire an 80% interest in five gold and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south. Golden Phoenix has entered into a Definitive Acquisition Agreement to acquire a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by officers of the Company, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and base and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in restarting or expanding production at the Company’s mines; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com